CERTIFICATE OF AMENDMENT
OF THE CERTIFICATE OF INCORPORATION OF
ZERO LABS AUTOMOTIVE, INC.

Zero Labs Automotive, Inc. (the "***Company***"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: The name of the Company is Zero Labs Automotive, Inc. and the date on which the Company's Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware was June 11, 2019.

SECOND: The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend the Company's Certificate of Incorporation by filing with the Secretary of State of the State of Delaware this Certificate of Amendment (the "***Certificate of Amendment***") to:

(a) increase (i) the number of authorized shares of the Company's Class A Common, par value $0.001 per share (the "***Class A Common***") to 9,000,000 and (ii) the number of authorized shares of the Company's Class B Common, par value $0.001 per share (the "***Class B Common***", and together with the Class A Common, the "***Common Stock***") to 1,500,000; and

(b) effect a stock split of the shares of the Class A Common and Class B Common such that each share of Class A Common and Class B Common shall be subdivided into 100 shares of Class A Common and Class B Common, respectively (the "***Stock Split***").

THIRD: Thereafter, pursuant to resolutions of the Company's Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Company for their approval, and was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

FOURTH: Article 4 shall be amended and restated to read in its entirety as follows:

"4.

The corporation is authorized to issue two classes of stock to be designated, respectively, "Class A Common" and "Class B Common." The total number of shares that the corporation is authorized to issue is (a) 9,000,000 shares of Class A Common, $0.00001 par value per share ("***Class A Common***"), and (b) 1,500,000 shares of Class B Common, $0.00001 par value per share ("***Class B Common***", and together with the Class A Common, the "***Common Stock***").

Holders of Class A Common shares shall be entitled to one (1) vote per share on all matters for which shareholders are entitled to vote.

Holders of Class B Common shares shall have no voting rights.

Effective upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (the "***Effective Time***"), each share of Class A Common issued and outstanding immediately prior to the Effective Time shall be subdivided into one-hundred (100) shares of Class A Common and each share of Class B Common issued and outstanding immediately prior to the Effective Time shall be subdivided into one-hundred (100) shares of Class B Common and (the subdivision of all such shares, the "***Stock Split***").

At the Effective Time, the Stock Split shall occur automatically and without further action by the holders of Common Stock. Each holder of record of a certificate or certificates for one or more shares of Class A Common and Class B Common shall be entitled to receive, as soon as practicable following surrender to the Company of such certificate or certificates, a certificate representing the number of shares of Class A Common and Class B Common, as applicable, to which such holder shall be entitled pursuant to the Stock Split."

FIFTH: All other provisions of the Certificate of Incorporation, as currently on file with the Secretary of State of the State of Delaware, shall remain in full force and effect.

* * * * *

IN WITNESS WHEREOF, Zero Labs Automotive, Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 9th day of August, 2021.

ZERO LABS AUTOMOTIVE, INC.

/s/ Adam Roe
Adam Roe
Chief Executive Officer